SECOND AMENDMENT TO COINSURANCE AGREEMENT
This Second Amendment ("Second Amendment") to the Coinsurance Agreement (as defined below) is made and entered into by and between EquiTrust Life Insurance Company (the "Reinsurer") and American Equity Investment Life Insurance Company (the "Company") and shall be effective September 30, 2011.
WHEREAS, the Reinsurer and the Company wish to amend the Coinsurance Agreement between the parties with an original effective date August 1, 2001, as amended (the "Coinsurance Agreement").
NOW, THEREFORE, the Coinsurance Agreement is hereby amended as follows:

1.	The definition of "Incurred Claims" in Section 1.7 of Article I shall be deleted in its entirety and replaced with the following:

1.7
"Incurred Claims" means partial surrenders, full surrenders, death claims, annuitizations and all other contractual benefits, in each case arising under the express terms and conditions of the Reinsured Policies; provided that Incurred Claims shall not include any Company Retained Liabilities.

2.	The following definition shall be added as Section 1.20 to Article I:

1.20
"Company Retained Liabilities" means (a) all liabilities, obligations and expenses arising out of acts, errors or omissions taken or omitted to be taken by the Company, its Affiliates or their directors, officers, employees, agents or representatives (other than liabilities, obligations and expenses arising under the express terms and conditions of the Reinsured Policies), which shall include any liability for fines, penalties, forfeitures, punitive, special, incidental, exemplary, treble or any other form of extra contractual damages, in each case, relating to or arising from: (i) the form, marketing, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (ii) the investigation, defense, trial, settlement or handling of claims or any other payments arising out of or relating to the Reinsured Policies, or (iii) the failure to pay or the delay in payment of claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, or (b) all liabilities, obligations, expenses, payments, settlements or judgments of any kind, including the payment of cash, the restructuring or crediting of account values or the waiver, amendment or elimination of surrender charges or any other terms, conditions or limitations of the Reinsured Policies, resulting from any litigation or class actions, whether or not certified or putative, that are brought in connection with the Reinsured Policies.

3.	Section 11.7 shall be deleted in its entirety and replaced with the following:

11.7
Termination by the Company and Recapture. The Company has the right to terminate this Agreement with respect to new business at any time by giving sixty (60) days written notice to the Reinsurer. The Company may recapture the Reinsured Policies at any time subject to obtaining the prior written consent of the Reinsurer. The terms and conditions of any such recapture shall be as mutually agreed to by the Company and the Reinsurer.

IN WITNESS WHEREOF, the parties have executed this Second Amendment on the dates set forth below.

EQUITRUST		AMERICAN EQUITY INVESTMENT
LIFE INSURANCE CO		LIFE INSURANCE COMPANY

By:	/s/ James P. Brannen	By:	/s/ John M. Matovina

Name:	James P. Brannen	Name:	John M. Matovina

Title:	CFO	Title:	CFO

Date:	October 3, 2011	Date:	October 3, 2011